Exhibit 99.1

For Immediate Release	For further information contact:
Shellie Maitre
Talmer Bank and Trust
248-498-2858
smaitre@talmerbank.com

TALMER BANCORP, INC. COMPLETES ACQUISITION OF FIRST OF HURON CORP.

Troy, MI February 6, 2015 — Talmer Bancorp, Inc. (“Company”) (Nasdaq: TLMR)  today announced that it has completed its previously announced acquisition of First of Huron Corp., and its wholly-owned bank subsidiary, Signature Bank.  The Company paid approximately $13.4 million in cash for all of the outstanding shares of common stock of First of Huron Corp. in the transaction.

“We are excited about the completion of the acquisition of First of Huron Corp. and Signature Bank,” commented David T. Provost, President and Chief Executive Officer of Talmer Bancorp. “We believe Signature Bank’s community banking culture and high degree of customer service, combined with Talmer Bank’s commitment to its core values of community, integrity and service, produces a powerful combination which will allow our local communities to continue to grow and prosper.  We are pleased to welcome the employees and customers of Signature Bank.”

Under the terms of the merger agreement, shareholders of First of Huron Corp. common stock will receive $25.00 in cash for each outstanding share of First of Huron Corp. common stock.  With the closing of the transaction, First of Huron Corp. merged with and into the Company, and Signature Bank merged with and into Talmer Bank and Trust, the Company’s wholly-owned bank subsidiary.

First of Huron Corp. was advised by the investment banking firm of Austin Associates, LLC. and the law firm of Shumaker, Loop & Kendrick, LLP.  Talmer Bancorp, Inc. was represented by the law firm of Nelson Mullins Riley & Scarborough LLP.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank. These banks, operating through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland, and Nevada, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Information

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements include statements regarding the impact of Signature Bank’s combination with Talmer Bank, including its ability to allow Talmer Bank’s communities to grow and prosper.  These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in The Company Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this press release.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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